Contact: Kleyton Parkhurst, SVP
ePlus inc.
investors@eplus.com
703-984-8150

ePlus Reports Second Quarter Financial Results
Earnings Conference Call Scheduled for November 7, 2013

HERNDON, VA – November 7, 2013 – ePlus inc. (Nasdaq NGM: PLUS – news), a leading provider of technology solutions, today announced financial results.  For the second quarter of fiscal year 2014, which ended September 30, 2013, total revenues increased 4.3% to $271.1 million compared to $260.1 million in the quarter ended September 30, 2012.  Net earnings were $8.6 million in the second quarter of fiscal year 2014, as compared to $10.0 million in the prior year.  Fully diluted earnings per common share were $1.06 compared to $1.25 in the quarter ended September 30, 2012.

“For the first time ever, ePlus has reached the milestone of recording over $1 billion in revenue for the trailing 12-month period,” stated Phillip G. Norton, Chairman, President and Chief Executive Officer.  “We have continued to focus on our strategy of building a national footprint and providing advanced technology solutions to our customers, and as a result, revenues increased 4.3% during the quarter.  We are committed to meeting customer needs for advanced technology solutions, such as big data, cloud, mobile device management, security solutions, and software defined networks.”

Mr. Norton continued, “As the rate of change in these evolving technologies accelerates, we need to hire the best and brightest engineers and salespeople to provide our customers with the technological leadership they expect from ePlus.  At the same time, we have taken approximately $2.9 million of annual costs out of SG&A during our third fiscal year quarter, and we should start to see an improved expense run rate beginning in our fourth quarter.  We continue to focus on our strategic goal of becoming more operationally efficient by improving internal processes and reducing costs.”

As of September 30, 2013, the Company had $53.7 million of cash and cash equivalents, as compared to $52.7 million on March 31, 2013.  As of September 30, 2013, the Company had total stockholders’ equity of $252.8 million and 8.2 million shares outstanding, as compared to $238.2 million and 8.1 million shares, respectively, as of March 31, 2013.

Results of Operations – Three Months Ended September 30, 2013

The Company presents its financial results in two segments, the technology and financing segments.  The technology segment sells information technology equipment, software, and related services primarily to corporate customers on a nationwide basis, and also provides Internet-based business-to-business supply chain management solutions for information technology and other operating resources. The financing segment offers lease and other financing solutions to commercial and governmental entities nationwide.

Technology Segment

The results of operations for the technology segment for the three months ended September 30, 2013 and 2012 were as follows (in thousands):

Three Months Ended September 30,

	2013	2012	Change
Sales of product and services	$261,283	$250,178	$11,105	4.4%
Fee and other income	1,829	1,591	238	15.0%
Total revenues	263,112	251,769	11,343	4.5%

Cost of sales, product and services	214,854	205,199	9,655	4.7%
Professional and other fees	1,580	2,260	(680)	(30.1%)
Salaries and benefits	27,244	24,414	2,830	11.6%
General and administrative expenses	5,701	5,011	690	13.8%
Interest and financing costs	26	21	5	23.8%
Total costs and expenses	249,405	236,905	12,500	5.3%

Segment earnings	$13,707	$14,864	$(1,157)	(7.8%)

Gross margin, product and services	17.8%	18.0%

Total revenues.  Total revenues increased 4.5% to $263.1 million compared to $251.8 million in the quarter ended September 30, 2012. The increase in revenues was due to increases in demand for products and services.

Total costs and expenses.  Total costs and expenses were $249.4 million compared to $236.9 million in the same quarter last year, an increase of 5.3%. The increase in costs and expenses was primarily due to increases in cost of sales, product, and services, which was consistent with the increase in sales of product and services.

Gross margin on sales of product and services decreased to 17.8% for the quarter ended September 30, 2013 from 18.0% for the same quarter last year, which was primarily due to the amount of vendor incentives earned as well as the amount of revenues from the sale of third-party software assurance, maintenance, and services, which are presented on a net basis.  These decreases were partially offset by higher service revenues.

The increase in costs and expenses was also attributable to increases in salaries and benefits, due to increases in personnel and higher commissions.  The technology segment had 881 employees as of September 30, 2013, an increase of 88, or 11.1%, from September 30, 2012. Most of the increase relates to sales and engineering personnel, as the Company continues to invest in sales and support personnel in order to expand its geographical presence and solutions offerings.

Segment earnings.  Segment earnings decreased 7.8% to $13.7 million for the quarter.

Financing Segment

The results of operations for the financing segment for the three months ended September 30, 2013 and 2012 were as follows (in thousands):

Three Months Ended September 30,
	2013	2012	Change
Financing revenue	$8,001	$7,413	$588	7.9%
Fee and other income	16	869	(853)	(98.2%)
Total revenues	8,017	8,282	(265)	(3.2%)

Direct lease costs	3,495	2,461	1,034	42.0%
Professional and other fees	328	447	(119)	(26.6%)
Salaries and benefits	2,441	2,505	(64)	(2.6%)
General and administrative expenses	358	400	(42)	(10.5%)
Interest and financing costs	407	425	(18)	(4.2%)
Total costs and expenses	7,029	6,238	791	12.7%

Segment earnings	$988	$2,044	$(1,056)	(51.7%)

Total revenues.  Total revenues decreased 3.2% to $8.0 million compared to $8.3 million in the quarter ended September 30, 2012. The decrease in revenues was primarily the result of lower remarketing income, partially offset by higher net gains on sales of financial assets of $1.2 million during the three months ended September 30, 2013, as compared to $0.5 million last year. As of September 30, 2013, the Company had $140.5 million of investments in notes and leases, compared to $130.5 million at September 30, 2012, an increase of $10.0 million, or 7.7%.

Total costs and expenses.  Total costs and expenses were $7.0 million, 12.7% higher than the quarter ended September 30, 2012, which was driven by higher direct lease costs due to increases in depreciation expense for operating leases.

Segment earnings.  Segment earnings were $1.0 million compared to $2.0 million for the same quarter of the prior year.

Results of Operations – Six Months Ended September 30, 2013

Technology Segment

The results of operations for the technology segment for the six months ended September 30, 2013 and 2012 were as follows (in thousands):

	Six Months Ended September 30,

	2013	2012	Change
Sales of product and services	$508,320	$484,460	$23,860	4.9%
Fee and other income	3,286	3,593	(307)	(8.5%)
Total revenues	511,606	488,053	23,553	4.8%

Cost of sales, products and services	418,184	399,590	18,594	4.7%
Professional and other fees	4,443	4,763	(320)	(6.7%)
Salaries and benefits	55,142	48,496	6,646	13.7%
General and administrative	10,515	9,450	1,065	11.3%
Interest and financing costs	46	52	(6)	(11.5%)
Total costs and expenses	488,330	462,351	25,979	5.6%

Segment earnings	$23,276	$25,702	$(2,426)	(9.4%)

Gross margin, products and services	17.7%	17.5%

Total revenue. Total revenues for the six months ended September 30, 2013 increased by $23.6 million, or 4.8%, to $511.6 million due to increases in demand for products and services.

Total costs and expenses. Total costs and expenses for the six months ended September 30, 2013 increased $26.0 million, or 5.6%, to $488.3 million due to increases in cost of sales, product, and services; salaries and benefits; and general and administrative expenses. The increase in cost of sales, product, and services was consistent with the increase in sales of product and services. Gross margin on the sale of product and services increased to 17.7% for the six months ended September 30, 2013, from 17.5% in the prior year due to higher service revenues, which were offset by a decrease in vendor incentives earned.

Salaries and benefits expense increased $6.6 million, or 13.7% to $55.1 million compared to $48.5 million in the prior year. This increase was driven by increases in the number of employees and related benefits as well as commission expenses. The technology segment had 881 employees as of September 30, 2013, an increase of 88 from 793 at September 30, 2012. Most of the increase relates to sales and engineering personnel. In addition, commission expenses increased due to the increase in the gross profit from sales of product and services during the six months ended September 30, 2013.

General and administrative expenses increased $1.1 million, or 11.3%, to $10.5 million during the six months ended September 30, 2013 compared to prior year, due to increases in office locations, higher rent, and travel expenses from additional headcount, as well as adjustments to the fair value of contingent consideration related to a previous acquisition, which was settled and paid during the second quarter.

Segment earnings. As a result of the foregoing, segment earnings decreased $2.4 million, or 9.4%, to $23.3 million for the six months ended September 30, 2013.

Financing Segment

The results of operations for the financing segment for the six months ended September 30, 2013 and 2012 were as follows (in thousands):

	Six Months Ended September 30,

	2013	2012	Change
Financing revenue	$18,761	$15,313	$3,448	22.5%
Fee and other income	79	1,409	(1,330)	(94.4%)
Total revenues	18,840	16,722	2,118	12.7%

Direct lease costs	6,748	4,704	2,044	43.5%
Professional and other fees	703	1,057	(354)	(33.5%)
Salaries and benefits	5,225	4,777	448	9.4%
General and administrative	545	616	(71)	(11.5%)
Interest and financing costs	847	799	48	6.0%
Total costs and expenses	14,068	11,953	2,115	17.7%
Segment earnings	$4,772	$4,769	$3	0.1%

Total revenues. Total revenues increased by $2.1 million, or 12.7%, to $18.8 million for the six months ended September 30, 2013 principally due to increases in net gains on sales of financial assets, due to a higher volume of transactions sold. Investments in notes and leases increased as of September 30, 2013 to $140.5 million from $130.5 million in the prior year. Offsetting this increase was lower remarketing income, as well as lower broker fee income.

Total costs and expenses. Total costs and expenses increased $2.1 million, or 17.7% to $14.1 million. Direct lease costs increased $2.0 million, or 43.5%, to $6.7 million mostly due to increases in depreciation expense for equipment under operating leases.  Professional and other fees decreased by $354 thousand, or 33.5%, due to lower broker fees and legal fees. Salary and benefits expenses increased by $448 thousand, or 9.4% to $5.2 million, due to higher commissions and bonuses as a result of the increase in revenues during the period. The financing segment employed 59 people as of September 30, 2013, up slightly from 58 people as of September 30, 2012.

Interest and financing costs were consistent with the prior year. Non-recourse and recourse notes payable was $43.7 million at September 30, 2013, as compared to $34.7 million at September 30, 2012. The weighted average interest rate for non-recourse notes payable was 3.82% and 5.22% as of September 30, 2013 and 2012, respectively.

Segment earnings. As a result of the foregoing, segment earnings were $4.8 million for the six months ended September 30, 2013.

Conference Call Information

The Company will host a conference call on Thursday, November 7, 2013 at 5:00 p.m. Eastern Time to review and discuss the Company’s results for the second quarter ended September 30, 2013.  The call can be accessed live over the phone by dialing (877) 870-9226, or for international callers, (973) 890-8320.  Passcode 68944298.  A live webcast will be available via the Company’s investor relations Web site at www.eplus.com/investors.

A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406.  Passcode 68944298.  The replay will be available until November 14, 2013, and the webcast will also remain available for replay via the Company’s investor relations page of its Web site.

About ePlus inc.

ePlus is a leading integrator of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, managed and professional services, flexible lease financing, proprietary software, and patented business methods and systems.  Founded in 1990, ePlus has more than 900 associates serving federal, state, municipal, and commercial customers nationally.  The Company is headquartered in Herndon, VA.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at twitter.com/ePlus.
ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-Looking Statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers’ delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; our ability to maintain effective internal controls; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission including the Company’s most recent reports on Form 10-Q and Form 10-K.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	As of September 30, 2013	As of March 31, 2013
ASSETS	(amounts in thousands)

Cash and cash equivalents	$53,696	$52,720
Short-term investments	-	982
Accounts receivable—trade, net	160,008	173,445
Accounts receivable—other, net	35,397	18,809
Inventories—net	20,202	14,795
Notes receivable—net	49,110	31,893
Investment in leases and leased equipment—net	91,421	90,710
Property and equipment—net	3,963	2,213
Deferred costs	8,350	10,234
Other assets	10,220	9,107
Goodwill and other intangible assets	32,934	32,964
TOTAL ASSETS	$465,301	$437,872

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$13,523	$5,379
Accounts payable—trade	31,042	31,331
Accounts payable—floor plan	80,294	66,251
Salaries and commissions payable	10,617	12,911
Deferred revenue	14,886	16,970
Accrued expenses and other liabilities	13,692	20,264
Recourse notes payable	1,520	1,484
Non-recourse notes payable	42,148	40,255
Deferred tax liability	4,795	4,795
Total Liabilities	212,517	199,640

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 13,025,021 issued and 8,170,282 outstanding at September 30, 2013 and 12,899,386 issued and 8,149,706 outstanding at March 31, 2013	130	129
Additional paid-in capital	103,684	99,641
Treasury stock, at cost, 4,854,739 and 4,749,680 shares, respectively	(73,207)	(67,306)
Retained earnings	221,804	205,358
Accumulated other comprehensive income—foreign currency translation adjustment	373	410
Total Stockholders' Equity	252,784	238,232
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$465,301	$437,872

ePlus inc. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
	(amounts in thousands, except shares and per share data)
Sales of product and services	$261,283	$250,178	$508,320	$484,460
Financing revenue	8,001	7,413	18,761	15,313
Fee and other income	1,845	2,460	3,365	5,002

TOTAL REVENUES	271,129	260,051	530,446	504,775

COSTS AND EXPENSES

Cost of sales, product and services	214,854	205,199	418,184	399,590
Direct lease costs	3,495	2,461	6,748	4,704
	218,349	207,660	424,932	404,294

Professional and other fees	1,908	2,707	5,146	5,820
Salaries and benefits	29,685	26,919	60,367	53,273
General and administrative expenses	6,059	5,411	11,060	10,066
Interest and financing costs	433	446	893	851
	38,085	35,483	77,466	70,010

TOTAL COSTS AND EXPENSES	256,434	243,143	502,398	474,304

EARNINGS BEFORE PROVISION FOR INCOME TAXES	14,695	16,908	28,048	30,471

PROVISION FOR INCOME TAXES	6,104	6,875	11,607	12,376

NET EARNINGS	$8,591	$10,033	$16,441	$18,095

NET EARNINGS PER COMMON SHARE—BASIC	$1.07	$1.26	$2.05	$2.27
NET EARNINGS PER COMMON SHARE—DILUTED	$1.06	$1.25	$2.03	$2.25

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	7,975,590	7,770,206	7,944,932	7,745,506
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	8,019,557	7,847,227	8,006,572	7,822,079

ePlus inc. AND SUBSIDIARIES
UNAUDITED STATEMENTS OF OPERATIONS BY SEGMENT

	Three Months Ended September 30,
	2013		2012
	Technology	Financing	Technology	Financing
	(amounts in thousands)
Sales of product and services	$261,283	$ -	$250,178	$ -
Financing revenue	-	8,001	-	7,413
Fee and other income	1,829	16	1,591	869
TOTAL REVENUE	263,112	8,017	251,769	8,282

Cost of sales, product and services	214,854	-	205,199	-
Direct lease costs	-	3,495	-	2,461
Professional and other fees	1,580	328	2,260	447
Salaries and benefits	27,244	2,441	24,414	2,505
General and administrative expenses	5,701	358	5,011	400
Interest and financing costs	26	407	21	425
TOTAL COSTS AND EXPENSES	249,405	7,029	236,905	6,238

SEGMENT EARNINGS	$13,707	$988	$14,864	$2,044

	Six Months Ended September 30,
	2013		2012
	Technology	Financing	Technology	Financing
	(amounts in thousands)
Sales of product and services	$508,320	$ -	$484,460	$ -
Financing revenues	-	18,761	-	15,313
Fee and other income	3,286	79	3,593	1,409
TOTAL REVENUES	511,606	18,840	488,053	16,722

Cost of sales, product and services	418,184	-	399,590	-
Direct lease costs	-	6,748	-	4,704
Professional and other fees	4,443	703	4,763	1,057
Salaries and benefits	55,142	5,225	48,496	4,777
General and administrative expenses	10,515	545	9,450	616
Interest and financing costs	46	847	52	799
TOTAL COSTS AND EXPENSES	488,330	14,068	462,351	11,953

SEGMENT EARNINGS	$23,276	$4,772	$25,702	$4,769